Exhibit (p)(15)

Victory Capital Management Inc.

Code of Ethics

Effective October 1, 2009

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Victory Capital Management Inc.

Code of Ethics

Table of Contents

I.	Introduction	3
II.	Executive Summary	3
III.	Definitions	4
IV.	Culture of Compliance	5
V.	Policy Statement on Insider Trading	6
VI.	Conflicts of Interest	8
VII.	Standards of Business Conduct	10
VIII.	Standards of the Victory Capital Management Code of Ethics	10
IX.	Sanction Guidelines	17
X.	Reporting to the Board of Directors	18
Appendix I		19
Appendix II		20

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I. Introduction

Victory Capital Management Inc. (“Victory”) is a Registered Investment Adviser and has a fiduciary responsibility, a duty of loyalty, and a duty of care to its clients. Both employees and representatives of Victory have a responsibility to aspire to the highest ethical principles. Moreover, each employee is required to comply with all applicable Federal and State Securities Regulations. This Code of Ethics (“Code”), in combination with Victory’s Policy Statement on Insider Trading and the KeyCorp Code of Ethics, describes duties to clients and to Victory. This Code also describes additional obligations under applicable regulations, and sets forth certain standards that have been adopted by Victory to ensure its employees fulfill such duties and obligations.

Victory Capital Advisers Inc., a Victory affiliate, is a registered broker dealer and principal underwriter of the Victory Funds and adopted this Code in compliance with Rule 17j-1(b) of the Investment Company Act of 1940, (“1940 Act”) as amended, on December 15, 2007.

II. Executive Summary

Victory recognizes the importance to its employees of being able to manage and develop their own and their dependents’ financial resources through long-term investments and strategies. However, because of the potential conflicts of interest inherent in our business, and our industry, Victory has implemented certain standards and limitations designed to minimize these conflicts and help ensure that we focus on meeting our duties as a fiduciary for our clients. As a general matter, Victory strongly discourages personal investments by employees in individual securities and encourages personal investments in managed collective vehicles, such as mutual funds.

Consequently, material violation(s) of the Code will be subject to harsh sanctions as well as a “One Strike and You’re Out” policy. Systemic issues regarding material violations of the Code may result in the firm wide privilege of personal securities trading being revoked, or other sanctions being imposed by the Victory Board of Directors.

As we have witnessed in the markets, reputation is extremely important. Victory will not tolerate blemishes on the firm’s record as a result of careless personal trading.

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III. Definitions

“Access Personnel” or “Access Person” - Any employee of Victory; any director or officer of Victory; any Portfolio Manager of a Victory client account; any KeyBank NA employee with access to Victory’s research repository; or anyone deemed an Access Person by the CCO unless otherwise determined by the CCO to be exempt from this definition.

“Beneficial Interest” - In an account or in a transaction is defined by the following persons or entities having the opportunity to profit or share directly or indirectly in any profit derived from such.

•	Employee himself or herself.

•	Any member of the employee’s immediate family sharing the same household.

•	Any partnership as to which the employee is a general partner.

•

Any account for which (a) the employee is the trustee and such employee or any member of his or her immediate family is a beneficiary, (b) the employee is a beneficiary and controls or shares control of the trust’s investments, or (c) the employee is a settler, has the power to revoke the trust without the consent of another person and shares investment control over the trust’s investments.

“Black-Out List” - a list of securities from transactions performed within specific portfolios, as defined by the Compliance Department. The Black-Out List is maintained by Compliance and is segregated into 3 and 7 day black out periods as described under the Personnel Trading Section of the Code.

“Material Violation” - May include any or all of the following:

•	An intentional violation of the Standards of Business Conduct. (see roman numeral VII)

•	Any violation deemed material by the Chief Compliance Officer with the concurrence of the Compliance Committee and the Victory Board of Directors.

“Model Change” - any addition, deletion, or change in weighting of a security to a model portfolio.

“Portfolio Management Teams”- all members of a portfolio management team including their respective research analysts and market traders as defined by Victory’s Head of Equities.

“Reportable Fund” or “Fund” - any investment company for which Victory is an investment adviser or sub-adviser, or any investment company whose investment adviser or principal underwriter controls Victory, is controlled by Victory, or is under common control with Victory. (See Appendix II)

“Reportable Security” - a security other than the following excluded securities: (i) direct obligations of the Government of the United States, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements, (iii) shares issued by money market funds, (iv) and open-ended investment companies that are not managed by Victory, none of which are reportable.

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IV. Culture of Compliance

The primary objective of Victory’s business is to provide value, through investment advisory and other financial services, to a wide range of clients, including governments, corporations, financial institutions, high net worth individuals and pension funds.

Victory requires that all dealings on behalf of existing and prospective clients be handled with honesty, integrity and high ethical standards, and that such dealings adhere to the letter and the spirit of applicable laws, regulations and contractual guidelines. As a general matter, Victory is a fiduciary that owes its clients a duty of undivided loyalty, and each employee has a responsibility to act in a manner consistent with this duty.

When dealing with, or on behalf of, a client, every employee must act solely in the best interests of that client. In addition, various comprehensive statutory and regulatory structures such as the “1940 Act”, The Investment Advisers Act of 1940 (“Advisers Act”) and the Employee Retirement Income Security Act, (“ERISA”), all impose specific responsibilities governing the behavior of personnel in carrying out their responsibilities to clients. Victory and its employees must comply fully with these rules and regulations. Legal and Compliance Department personnel are available to assist employees in meeting these requirements.

All employees are expected to adhere to the high standards associated with our fiduciary duty, including care and loyalty to clients, competency, diligence and thoroughness, and trust and accountability. Further, all employees must actively work to avoid the possibility that the advice or services we provide to clients is, or gives the appearance of being, based on the self-interests of Victory or its employees and not the clients’ best interests.

Since no set of rules can anticipate every possible situation, it is essential that employees and representatives follow these rules in letter and in spirit. Any activity that compromises Victory’s integrity, even if it does not expressly violate a rule, may result in scrutiny or further action from the Chief Compliance Officer (CCO). In most instances, the CCO holds discretionary authority to apply exceptions based on sufficient cause. In the CCO’s absence, the CCO may delegate his or her authority to a member of the Compliance Department.

Our fiduciary responsibilities apply to a broad range of investment and related activities, including sales and marketing, portfolio management, securities trading, allocation of investment opportunities, client service, operations support, performance measurement and reporting, new product development as well as your personal investing activities. These obligations include the duty to avoid material conflicts of interest (and, if this is not possible, to provide full and fair disclosure to clients in communications), to keep accurate books and records, and to supervise personnel appropriately. These concepts are further described in the Sections that follow.

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V. Policy Statement on Insider Trading

A. Introduction

Victory seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our clients is something we should value and endeavor to protect. To further that goal, this Policy Statement implements procedures to deter the misuse of material, non-public information in securities transactions.

Trading securities while in possession of material, non-public information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include fines of up to $1,000,000 and or ten years imprisonment. The Securities and Exchange Commission (SEC) can recover the profits gained or losses avoided through volatile trading, a penalty of up to three (3) times the illicit windfall, and an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

Regardless of whether a regulatory inquiry occurs, Victory views seriously any violation of this Policy Statement. Such violations constitute grounds for disciplinary sanctions, up to and including dismissal.

B. Scope of the Policy Statement

This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by directors, officers, and employees of the Adviser (including spouses, minor children, and adult members of their households).

The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to the CCO, or his or her designee (Compliance). You also must notify Compliance immediately if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

C. Policy Statement

No person to whom this Policy Statement applies, including you, may trade, either personally or on behalf of others, while in possession of material, non-public information; no personnel of the Adviser may communicate material, non-public information to others in violation of the law. This section reviews principles important to the Policy Statement.

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1.	What is Material Information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this information, when disclosed, will have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Compliance.

Material information often relates to a company’s results and operations including, for example, dividend changes, earning results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the U.S. Supreme Court has upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from the Wall Street Journal’s “Heard on the Street” column.

2.	What is Non-public Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or the Wall Street Journal or some other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information

Before executing any trade for yourself or others, including Accounts, you must determine whether you have access to material, non-public information. If you think that you might have access to material, non-public information, you should take the following steps.

(a)	Report the information and proposed trade immediately to Compliance.

(b)	Do not purchase or sell the securities on behalf of yourself or others, including the Accounts.

(c)	Do not communicate the information inside or outside the Adviser, other than to Compliance, and your supervisor if necessary.

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(d)	After Compliance reviews the issue, Victory will determine whether the information is material and non-public and, if so, what action the firm should take.

You should consult with Compliance before taking any action. This degree of caution will protect you, your clients and the firm.

4.	Contact with Public Companies

The Adviser’s contacts with public companies represent an important part of our research efforts. The Adviser may make investment decisions on the basis of the firm’s conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an employee or other person subject to this Policy Statement becomes aware of material, non-public information. This could happen, for example, if a company’s Chief Financial Officer were to prematurely disclose quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Adviser must make a judgment as to their further conduct. To protect yourself, your clients and the firm, you should contact Compliance immediately if you believe that you may have received material, non-public information.

5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either. Employees and others subject to this Policy Statement should exercise particular caution any time they become aware of non-public information relating to a tender offer.

VI. Conflicts of Interest

A “conflict of interest” exists when a person’s private interests may be contrary to the interests of Victory’s clients or to the interests of Victory shareholders.

A conflict situation can arise when a Victory employee takes actions or has interests (business, financial or otherwise) that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may arise, for example, when a Victory employee, or a member of his or her family, receives improper personal benefits (including personal loans, services, or payment for services that the Victory employee performs in the course of Victory business) as a result of his or her position at Victory, or gains personal enrichment or benefits through access to confidential information. Conflicts may also arise when a Victory employee, or a member of his or her family, holds a significant financial interest in a company that does a significant amount of

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business with Victory or has outside business interests that may result in divided loyalties or compromise independent judgment. Moreover, conflicts may arise when making securities investments for personal accounts or when determining how to allocate trading opportunities. Additional conflicts of interest are highlighted in the Victory Gifts and Entertainment Policy, a copy of which can be found on the Victoryconnect intranet site.

Conflicts of interest can arise in many common situations, despite one’s best efforts to avoid them. This Code does not attempt to identify all possible conflicts of interest. Literal compliance with each of the specific procedures will not shield you from liability for personal trading or other conduct that violates your fiduciary duties to our clients. Victory employees are encouraged to seek clarification of, and discuss questions about, potential conflicts of interest. If you have questions about a particular situation or become aware of a conflict or potential conflict, you should bring it to the attention of your supervisor, the Chief Compliance Officer or a representative of the Legal and Compliance Department or Human Resources.

In addition to the specific prohibitions contained in the Code, you are, of course, subject to a general requirement not to engage or participate in any act or practice that would defraud our clients. This general prohibition includes:

•	Making any untrue statement of a material fact or employing any device, scheme or artifice to defraud a client;

•

Omitting to state (or failing to provide any information necessary to properly clarify any statements made, in light of the circumstances) a material fact, thereby creating a materially misleading impression;

•	Making investment decisions, changes in research ratings and trading decisions other than exclusively for the benefit of, and in the best interest of, our clients;

•

Using information about investment or trading decisions or changes in research ratings (whether considered, proposed or made) to benefit or avoid economic injury to you or anyone other than our clients;

•

Taking, delaying or omitting to take any action with respect to any research recommendation, report or rating or any investment or trading decision for a client in order to avoid economic injury to you or anyone other than our clients;

•

Purchasing or selling a security on the basis of knowledge of a possible trade by or for a client with the intent of personally profiting from personal holdings in the same or related securities (“front-running” or “scalping”);

•

Revealing to any other person (except in the normal course of your duties on behalf of a client) any information regarding securities transactions by any client or the consideration by any client of any such securities transactions; or

•	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on a client or engaging in any manipulative practice with respect to any client;

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VII. Standards of Business Conduct

•	Every employee has a duty to place the interests of any Victory and/or Keybank, NA client account first and not take advantage of their positions at the expense of Victory or its clients.

•	Victory and KeyBank employees must not mislead or defraud its clients in any statement, act or manipulative practice.

•

All personal securities transactions must be conducted in a manner to avoid any actual, potential or appearance of a conflict of interest, or any abuse of employee’s position of trust and responsibility with Victory and KeyBank.

•	Victory or KeyBank employees may not induce or cause a client to take action, or not to take action, for personal benefit.

•	Victory or KeyBank employees may not share portfolio holdings information except as permitted under Victory Policy B-15, Disclosures of Portfolio Securities.

VIII. Standards of the Victory Capital Management Code of Ethics

A. Access Personnel

Access Personnel are permitted to open and maintain personal brokerage accounts. Accounts for Access Personnel or any accounts in which Access Personnel have a beneficial interest must be opened at a broker dealer that is on Victory’s Approved Broker List. (Exceptions to this are approved by the Compliance Committee and the CCO). The Approved Brokerage List is maintained by the Compliance Department and is attached as Appendix I.

All Access Personnel must submit an Initial Holdings Report, Annual Holdings Report and a quarterly Securities Transaction Report (STR). Requirements for these reports are provided in the following sections.

B. Employee Reporting Requirements

The following requirements are required under the Code of Ethics. Failure to comply will result in possible sanctions imposed by the Victory Compliance Committee and Board of Directors.

INITIAL HOLDINGS REPORT/ANNUAL HOLDINGS REPORT

An Initial Holdings Report must be submitted within ten (10) calendar days of becoming an Access Person. In addition, an Annual Holdings Report must be submitted on an annual basis. Non-Reportable Funds that are held direct with the Fund Company do not need to be reported. Compliance will review and record the date of all reports received.

These reports must include the following information:

•	The date when individual became an Access Person (Initial Holdings Report only).

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•

The name of each brokerage account regardless of its holdings, in which any securities are held in the beneficial interest of the Access Person. The broker dealer or bank holding these accounts must be indicated.

•

Each Reportable Security or Fund in which the Access Person has a beneficial interest must be reported if held in a brokerage account, including title, number of shares, and principal amount. Holdings information must be current as of thirty (30) calendar days before the report is submitted.

QUARTERLY SECURITIES TRANSACTION REPORT

•	The STR must be submitted to Compliance no later than twenty (20) calendar days following the end of each quarter.

•

The report must describe each non-exempt transaction effected during the preceding quarter in any Reportable Security or Fund. Each transaction must include the following information: date, number of shares, principal amount of securities involved, nature of the transaction, price effected by, and the name of the broker dealer or bank which affected the transaction.

•

The report must describe any account established in the preceding quarter, and include the following information: account name, account number, name and address of the broker dealer or bank at which the account is established, and the date of establishment.

•	The report must also include all Key stock transactions, unless exempt. The following securities transactions are exempt from reporting, on the STR.

•	Open-ended investment companies (mutual funds), except for Funds advised or sub-advised by Victory (see Appendix II).

•	Victory Money Market Funds.

•	401(k) transactions in open-ended investment companies (mutual funds), except Victory Fund reallocations which must be reported.

•	Periodic Investment Plans and other approved systematic passive transactions.

•	Direct obligations of the U.S. Government.

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements

•	Dividend Reinvestment Plans (This exemption is not available to KeyBank employees).

•	529 Plans

•	Investment Grade and other exempt Fixed Income Securities (This exemption is not available to KeyBank employees).

C. Personal Trading Requirements

With respect to employee trading, the items listed below outline the minimum requirement for personal trading.

Generally speaking, Access Personnel may trade in most types of securities as long as the PTR and blackout guidelines are followed. Exceptions are noted in the body of the Code of Ethics.

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A special exemption is available and may be granted on an individual basis for accounts where the Access Person has a beneficial interest, such as an investment club account or an account where the broker has full discretion, but does not exercise control or influence. The following requirements must be met in order to receive the exemption.

•	Requests must be submitted to compliance and approved in writing by the CCO.

•	Brokers carrying the account must provide duplicate confirmations of each transaction in the account to Compliance.

•	Access persons must not exercise any control or influence over the transaction.

VICTORY CAPITAL MANAGEMENT PORTFOLIO TEAMS

A Portfolio Manager and his or her Respective Team should not effect personal transactions in a security if they, or his or her Respective Team member, are considering buying or selling the same security in the next seven (7) calendar days in a client account or Fund account. However, an Access Person must never permit a trade in a personal account to affect a Fund or client account from subsequently trading the same security. A Portfolio Manager and his or her Respective Team must keep in mind that if he or she effects a Personal Transaction today, he or she must obtain approval from the CCO if the Fund/client account is to participate in a transaction of the same security within the upcoming seven (7) days. In addition, the Portfolio Manager or Respective Team member may need to break the personal trade depending on the circumstances.

Observe the following Black-Out periods:

•

All Victory and KeyBank Portfolio Managers and Fund Managers, including their Respective Investment Teams, may not trade the same security in their personal account and in a portfolio account or Fund account, under their management, on the same day.

•

Victory portfolio management teams may not effect a personal transaction in a security on the Black-Out List seven (7) calendar days before and after the trade date of such security without CCO approval.

ALL ACCESS PERSONNEL RESPONSIBILITIES

•	Obtain pre-clearance from Compliance for all non-exempt personal transactions in accounts in which the individual has a Beneficial Interest, prior to effecting the transaction.

•	Do not effect any personal transactions in Reportable Securities or Funds, under any circumstance, until they have received authorization.

•	Do not trade in a security if aware that a recommendation on the security is under review or pending.

•	Pre-clear all non-systematic purchases/redemptions in Reportable Funds (See Appendix II), with the exception of any money market Fund.

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PRECLEARANCE GUIDELINES

•	A PTR is only valid on the date and for the amount in which Compliance approves the trade.

•	The following transactions are exempt from pre-clearance.

•	Automatic investments or other systematic passive transactions

•	Involuntary exercise of rights issued pro rata to all holders of a class of securities

•	Sale effected by tender offer, etc.

•	If a security with a market capitalization of less than five (5) billion dollars is traded in a Fund, all Access Personnel will be restricted from buying the security for three (3) business days.

•	Maintain adequate records of personal securities transactions.

•	Short-Selling is prohibited.

•	Options:

•	All option transactions require pre-clearance approval except for passive transactions noted below.

•	An access person may not purchase, sell, or write option contracts for an underlying security that is on the Black-Out List.

•	Due to the nature of the options market, option transactions are exempt from the forty-five (45) day mandatory holdings period.

•

Passive transactions, which include automatic exercise of “in the money” contracts and assignment (also referred to call away), do not require pre-clearance but are reportable on the quarterly STR, noting the transaction was passive.

•	Limit/Stop Orders

•	Limit/stop orders are permitted providing pre-clearance approval is obtained on the date the original order is entered.

•	Compliance must be immediately notified that the trade is a limit/stop order.

•	Compliance also must be notified of the price for the transaction.

•	Pre-clearance approval must be obtained once the stop is placed on the order.

•	If the stock appears on the Black-Out List, then the transaction must be cancelled.

•	The transaction must be reported on the STR at quarter end with a special notation indicating the transaction was a limit/stop order.

•	If the order expires at the end of the trading day, pre-clearance must be obtained each day that the order is placed.

•	Automatic Deferral Account of KeyCorp Shares (Computershare)

•	An access person only needs to pre-clear and report KeyCorp shares, in an automatic deferral account, when he or she sells said shares.

•	Focused Value Investment Account (formerly Tablepounders Account)

•

Any transaction performed within a Focused Value Investment Account which is consistent with the recommendations of the Portfolio Manager of the Accounts does not require submission of a PTR. In addition, these transactions do not need to be included on the STR.

•	Any transaction performed within a Focused Value Investment Account which deviates from the above description requires submission of a pre-clearance request and must be included on the STR.

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•	Convertible Bonds

•	Initial purchases of convertible bonds must be pre-cleared in the same manner as an equity transaction.

•	Any transaction initiated by the employee to convert the bond into the underlying equity stock must be pre-cleared.

•	Forced conversions, conversions initiated by the bond issuer, do not need pre-clearance. However, the transaction must be reported on the STR.

•	If an employee would like to enter into any other type of passive security transaction, he or she must contact Compliance to receive exemption from the pre-clearance process.

CONTRA-TRADING RULE

No Victory Portfolio Manager may sell out of his or her personal account in a security or related derivative security (writing calls and buying puts) that is held in any portfolio he or she manages unless he or she receives written approval from either the CCO, or his or her designee. KeyBank NA access persons are not subject to the Contra-Trading Rule.

No Victory Research analyst may sell out of his or her personal account in a security or related derivative security (writing calls and buying puts), if they are assigned to that security and have recommended a buy or hold rating, unless they have received written approval from either the CCO, or his or her designee.

MANDATORY HOLDING PERIOD

All securities purchased by an Access Person must be held for forty-five (45) days. Any gains generated by trading a security within a 45-day period may be surrendered.

D. Exemptions from Submitting a PTR (Personal Trade Request)

The following securities transactions are exempt from the requirement of pre-clearance approval, regardless of whether or not the transactions are reportable on a STR:

•	Open-ended investment companies (funds) other than Reportable Funds (See Appendix II)

•	Victory Money Market Funds

•	401(k) transactions in open-ended investment companies other than Reportable Funds (See Appendix II)

•	Periodic Investment Plans and other approved systematic passive transactions

•	Direct obligations of the U.S. Government

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements

•	Dividend Reinvestment Plans

•	529 Plans

•	Investment Grade and other exempt Fixed Income Securities

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E. Additional Requirements

INVESTMENTS IN KEYCORP STOCK

No Access Person may effect transactions, including derivative transactions, in KeyCorp stock ten (10) calendar days prior and two (2) calendar days after a KeyCorp earnings announcement. All restrictions for KeyCorp stock transactions are applicable to diversification transactions by Access Personnel within a 401(k).

KeyCorp places additional restrictions on employees that are job grade 89 and above. The officers included in this group may only write call options during the Section 16 insider window (this window commences two days after an earnings announcement and closes three (3) weeks later). These restrictions include the following.

•	A call option may not be written for a period longer than six (6) months;

•	The call option may not be written for more than 10% of the employee’s KeyCorp Securities;

•	The price of the call option must be at least 5% greater than the price at which KeyCorp stock is trading when the call is written; and

•	The employee must be in compliance with KeyCorp’s stock ownership guidelines both prior to and after the call option is written.

INITIAL PUBLIC OFFERINGS (IPO)

No Access Person may acquire a Beneficial Interest in any Reportable Security that is being offered in an IPO without the prior approval of the CCO and his or her direct supervisor. IPO transactions are reportable on the quarterly STR.

LIMITED OFFERINGS (PRIVATE PLACEMENTS)

No Access Person may acquire a Beneficial Interest in a private placement without the prior approval of the CCO and his or her direct supervisor. Private placements are reportable in the initial placement on the STR.

EXCESSIVE TRADING

Access Personnel are prohibited from participating in excessive trading in personal accounts. The CCO (including his or her designee) and the Compliance Committee may review the frequency of trading activity for any Access Person.

MARKET TIMING MUTUAL FUND TRANSACTIONS

Access Personnel shall not participate in any activity that may be construed as market timing of mutual funds.

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SERVICE AS A DIRECTOR

No employee of Victory may serve on the board of directors of any publicly traded company absent prior approval of the CCO and the Chief Executive Officer (CEO) based upon a determination that such board service would be consistent with the interests of any investment company as to which Victory serves as an investment adviser and to its shareholders. Service on the board of directors of a for-profit or public company must also be pre-approved by the employee’s direct manager and Compliance.

F. Whistleblower Provisions

If an Access Person believes that there has been a violation of any of the rules of this Code, the employee must promptly notify the CCO or the CAO. As an alternative, employees may also report anonymously to the Victory Ethics telephone hotline at 800-584-9055. Access Personnel are protected from retaliation for reporting violations to this Code. Retaliation or the threat of retaliation against an Access Person for reporting a violation constitutes a further violation of this Code and may lead to immediate suspension and further sanctions.

G. Certification of Compliance

Each Access Person is required to certify annually that he or she:

•	has read and understands this Code;

•	recognizes they are subject thereto;

•	has complied with the requirements of this Code; and

•	has disclosed or reported all personal securities transactions as required within this Code.

H. Review Procedures

Compliance will maintain review procedures consistent with this Code.

I. Sanctions

Each employee is responsible for conducting his or her personal trading activities in accordance with the parameters set-forth within this Code. If an employee violates these parameters, certain sanctions will be enforced. The following chart demonstrates the violation level and the resulting action(s). This chart is not intended to be all inclusive.

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IX. SANCTION GUIDELINE MATRIX

Violation Description	Action(s)
Minor Violation(s)

•      Employee provides incorrect or incomplete account or trade information.

•      Employee engages in a pattern of unusual and/or excessive

      trading.

•      Employee traded without pre-clearance approval when

      normally Compliance would have approved the trade if

      approval had been sought.

•      Employee did not submit a complete or timely initial or

      annual holdings report or a securities transactions report.

•      Employee did not provide Compliance a duplicate

      confirmation after Compliance notified the employee of the missing duplicate confirmation.

•      Compliance Department may question employee and

      document response.

•      Compliance will send a warning letter citing the offense.

•      Compliance notifies employee and manager of warning in

      writing.

•      CCO and The Compliance Committee are notified of those

      cited with warnings.

Technical Violation(s)

•      Employee traded without pre-clearance approval or supplied incorrect information when normally Compliance would not

      have approved the trade if approval had been sought (e.g.

      trading during a Black-Out period).

•      Employee fails to report the existence of an account.

•      Repeat pattern of any minor violation(s).

•      CCO may meet with Manager and Employee to discuss

      violation.

•      Suspension of personal trading activities. for at least three

      (3) months (one quarter).

•      Employee may be required to break the trade and disgorge

      profits.

•      Compliance notifies employee and manager of warning in

      writing-response required.

Repeat Technical Violation(s) • Any technical violation of the VCM Code of Ethics repeated by the employee at least two (2) times during the last twelve (12) months.

•      CCO meets with Manager and Employee to discuss

      violation-written attestation

•      Human Resources may document violation in employee

      files.

•      Suspension of personal trading activities for at least six (6)

      months; additional repeat technical violations may result in permanent personal trading prohibition

•      Employee may be required to break the trade and disgorge

      profits.

Material Violation/ Fraudulent Violation(s)

•      Intentional violation of business conduct standards

•      Front-running, scalping or other evidence of fraud.

•      Any violation deemed material by the Chief Compliance

      Officer with the concurrence of the Compliance Committee

      and the VCM Board of Directors

•      Compliance Committee will review violations and

      recommend disciplinary sanctions and penalties up to

      and including termination.

•      Material violations trigger reporting to the Board of

      Directors and clients where applicable.

•      Possible criminal sanctions imposed by regulators.

•      Suspension of personal trading for a minimum of twelve

      (12) months; length of suspension may be lengthened or a       permanent ban may be imposed.

•      $10,000 fine imposed by VCM Board of Directors

      (Charitable donation- no tax benefit may be realized for the       donation).

•      Disgorgement of profits.

Victory Capital Management COE Revised 10/1/09	Page 17 of 20

Sanctions imposed will correlate to the severity of the violation. The CCO may recommend escalation to the Victory Board of Directors and Compliance Committee. When necessary, the Victory Board of Directors will obtain input from the Compliance Committee and the CCO when determining the materiality of an action.

The CCO holds discretionary authority and in addition to other sanctions, may revoke personal trading privileges for any length of time. Additionally, the Victory CCO and Victory CEO may impose a monetary penalty for the violation(s). The CCO will report all violations and sanctions to the Compliance Committee. The CCO reserves the right to lift personal trading sanctions in response to market conditions.

RECONSIDERATION

If an Access Person wishes to dispute a violation notice, he or she may submit a written explanation of the circumstances of the violation to the CCO. The CCO and the CEO will review all explanations.

X. Reporting to Victory Fund Board

At least annually, Victory will provide the Victory Fund’s Board of Directors with the following information.

•	Material violations under this Code and any sanctions imposed as a response to the material violation(s).

•	Certification that Victory has adopted procedures necessary to prevent Access Persons from violating this Code.

XI. Other

The provisions of this Code are in addition to the KeyCorp Code of Ethics and the KeyCorp Policy on Public Disclosure and Securities Trading, or any successor thereto. The KeyCorp Code of Ethics and Policy shall apply to all Access Persons.

Victory Capital Management COE Revised 10/1/09	Page 18 of 20

Appendix I

Approved Brokers for Transferred/New Accounts

A.G. Edwards/Wachovia

Charles Schwab

Chase

Citi / Smith Barney

E*Trade

Fidelity Investments

Key Investment Services (KIS)

Legg Mason

Merrill Lynch

Morgan Stanley

TD Ameritrade

UBS Financial Services

Vanguard Brokerage

Wells Fargo

Victory Capital Management COE Revised 10/1/09	Page 19 of 20

Appendix II

Investment Companies / Private Placements Advised or Sub-advised by Victory.

Mass Mutual Select Core Opportunities Fund

Thrivent Partner Worldwide Allocation Fund

Thrivent Partner Worldwide Allocation Portfolio

Victory Funds

Victory Institutional Funds

Victory Portfolios

Victory Variable Insurance Funds

Wilshire Large Company Growth Portfolio

Wilshire Variable Insurance Trust Equity Fund

Victory Capital Series, LLC

Victory Capital Management COE Revised 10/1/09	Page 20 of 20